CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As the independent registered public accounting firm, we consent to the use of our report, dated February 24, 2011, on the annual financial statements and financial highlights of Matthew 25 Fund, Inc., (the "Fund") and to all references to our firm included in or made a part of this Post
Effective Amendment No. 21 under the Securities Act of
1933 and Post Effective Amendment No. 22 under the
Investment Company Act of 1940 to Matthew 25 Fund,
Inc.'s Registration Statement on Form N-1A
(File Nos. 033-65411 and 811-07471) included in the Prospectus and the heading "Independent Registered
Public Accounting Firm" in the Statement of Additional
Information of the Fund.


Sanville & Company
Abington, Pennsylvania


April 28, 2011